Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

March 19, 2010

Case New Holland Inc.,

CNH Global N.V.,

Tower B, 10th Floor,

        World Trade Center, Amsterdam Airport,

                Schiphol Boulevard 217,

                        1118 BH Amsterdam,

                                The Netherlands.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the heading “Certain U.S. Federal Income Tax Considerations” in the prospectus (the “Prospectus”) included in the Registration Statement, subject to the limitations set forth therein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the heading “Certain U.S. Federal Income Tax Considerations” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP